EXHIBIT 10.29
Yahoo! Advertising Terms and Conditions
1. INTRODUCTION
We provide you with certain services which enable you to advertise your goods and/or services through Yahoo!’s Distribution Network, subject to: (i) these terms and conditions (the “Master Terms and Conditions”); (ii) any additional terms and conditions of the specific programmes to which you subscribe for advertising purposes (the “Programmes”) (the “Programme Terms”); and (iii) where applicable, the terms and conditions of any applicable insertion order(s) that you enter into which specifically refers to these Master Terms and Conditions or applicable Programme Terms (each an “Insertion Order”), each of which are hereby incorporated by reference and together with these Master Terms and Conditions form the “Agreement”.
Terms used but not defined herein shall have the meanings given to such terms in the Insertion Order or applicable Programme Terms unless expressly provided otherwise. All definitions shall apply both to their singular and plural forms, as the context may require. Headings used in the Agreement are for convenience only.
The Agreement will commence from the date on which Yahoo! first provides you with access to one or more Programmes, and will continue until terminated in accordance with the Agreement (the “Term”).
2. PAYMENT
You shall pay all charges to your account in the currency, manner and form required by us from time to time. Our measurements are the definitive measurements to calculate your charges. If we have determined that you may be charged on an invoice basis, we will submit an invoice to you at the e-mail or mailing address (at our discretion) on the Insertion Order or as required by applicable law, and you shall pay such charges, without offset or deduction, within 30 days of the invoice date. If we agree to your request to send an invoice to a third party on your behalf, you shall ensure that such third party pays the invoice on time and, if it does not do so, you shall pay all amounts owing under such invoice immediately.
If we do not receive timely payment, you shall pay all amounts due on your account upon demand and, in addition to any other rights, we may suspend performance, remove your Advertiser Materials, and/or terminate the Agreement or any part of it.
All payments of service fees, unused promotional credits and initial deposit(s) are non-refundable. You agree to submit any dispute about: (a) any of our usage statistics on any Advertiser Materials as soon as reasonably practicable and in any event within 60 days from the recording of the statistic in dispute; and (b) any other charges to your account, in writing to us as soon as reasonably practicable and (in respect of invoiced advertisers) in any event before the due date for payment of such charges. If you do not meet these conditions, you waive any right to raise any dispute.

All charges are, unless otherwise stated, payable in pounds sterling together with VAT and any other applicable taxes. We may charge you interest at the rate of three percent (3%) per month (or the highest rate permitted by law, if less) above the base lending rate of Yahoo!’s main bank on all amounts due and payable until payment is received, whether before or after judgment. If you fail to pay, Yahoo! may charge you for all costs incurred by Yahoo! in connection with collecting the amounts due.
We may change the amount of any fees or charges or any amounts you are required to maintain on account with us in respect of any Programme to which you subscribe by giving you notice either in writing (including by email) or on the Yahoo! Company Sites. If you do not agree to such changes, you must immediately: (i) notify us in writing; and (ii) stop using the relevant Programme(s).
3. PAYMENT DEPOSITS
We may require you to pay a deposit to us as security for fulfilment of your payment obligations in respect of any Programme to which you subscribe (‘Payment Deposit’).
In the event that you pay a Payment Deposit, the following terms and conditions apply: (a) the Payment Deposit will not be offset against future invoices payable by you; (b) provided that you have met your payment obligations under the Agreement in full, following termination or expiry of the Agreement the Payment Deposit will be refunded to you in full (without any interest accrued from the date of receipt of the Payment Deposit by Yahoo!); (c) if you fail to make payment in full in accordance with the terms of the Agreement, your Payment Deposit shall be forfeited and shall remain with Yahoo!: (i) until such time your payment obligations under the Agreement have been made in full to the satisfaction of Yahoo!, together with any interest due on those payments in accordance with the terms of the Agreement; and (ii) if your payment obligations under the Agreement have not been fulfilled to the satisfaction of Yahoo! by six months from either 1. termination or expiry of the Agreement; or 2. the date of the invoices under which such payments are due, we shall offset your Payment Deposit against those outstanding payments due from you (together with any interest accrued on those outstanding payments in accordance with the terms of this Agreement).
Yahoo! shall return any balance of the Payment Deposit (without any interest accrued from the date of receipt of the Payment Deposit by Yahoo!) after your payment obligations under the Agreement have been satisfied in full.
4. ACCESS
You will not and will not permit anyone to: (i) use any automated means to access, monitor, or manage your account with us, or to access, monitor, or copy the Yahoo! Company Sites or any part of them, except where made available or authorised in writing by us; (ii) bypass any robot exclusion headers on the Yahoo! Company Sites; (iii) interfere, or attempt to interfere, with the operation of the Yahoo! Company Sites or systems, or Programmes; (iv) use the Programmes in connection with open source software in any way which would create any obligations of use with respect to our Programmes or grant to any third party any rights to or immunities under our Intellectual Property Rights in our Programmes; or (v) use our Programmes in connection with any activity which may, directly or indirectly, cause property damage, death or personal injury.

Your right to access your account(s) is non-assignable and subject to any limits imposed by Yahoo! from time to time. You shall not allow any third party to use any Programme, except your Authorised Users and employees in accordance with the Agreement.
You agree to notify us promptly in writing if you become aware of a breach, or potential breach, of security relating to your account(s). You shall ensure that Authorised Users and employees comply with the Agreement, and you are liable for all of their acts and omissions in connection therewith.
You may use data made available to you in connection with a Programme solely for internal use to manage your account(s) and you may not publish any such data, nor create profiles of our users.
In order to improve our Programmes, we frequently conduct tests and you agree to pay all charges and any other expenses for the services rendered (as set forth in the applicable Insertion Order or your online account) during those testing periods.
5. YOUR SITE
We are not responsible for any aspect of your or any third-party site(s).
6. API ACCESS
If we grant you API Access in connection with a Programme, this Section shall apply to you and API Access and the API Code (defined below) are part of such Programme. “API Access” is the ability, via the API Code, to access certain account information and/or features, and to execute commands for your account(s). You may not use your API Access, including any data obtained, for purposes other than managing your account(s) to which the API Access relates. If your use of a Programme terminates, your API Access to that Programme shall terminate immediately. We may limit, modify or terminate your API Access, at our discretion, at any time, and such modifications may require you to make changes, at your expense, to the API Code for continued API Access. “API Code” is software created by you or us using an XML/SOAP interface we specify enabling API Access.
If we give you API Code or software to incorporate into API Code developed by you, we grant you a non-exclusive, revocable, non-transferable, non-sublicensable, limited, licence to use the API Code or software given to you by us for internal use solely for API Access during the term of the applicable Programme Terms. You shall make the API Code available to us upon our request for our review and notify us of the features and functionality of such API Code and the application to which the API Code connects. Your use of API Code shall not exceed access frequency limits as set by us from time to time. If you are a Representative (defined below) this Section gives you (not the Advertisers), API Access. You may not use API Access pursuant to this Section if you are party to another agreement with a Yahoo! Company that provides for such access.
7. USE OF INFORMATION
You grant each Yahoo! Entity an irrevocable, non-exclusive, royalty-free, worldwide, fully paid licence throughout the Term to: (i) use, copy, and/or modify, adapt, reformat, recompile, disassemble, reverse engineer and/or manipulate any part of the Advertiser

Materials, or any URL provided within your Advertiser Materials, including for public performance or display, marketing and distribution, in any part of the Distribution Network; and/or (ii) access, index, cache and display the site(s), or any portion thereof, to which your Advertiser Materials link, by any means, including web spiders and/or crawlers.
In the event that you use a suggestion or modification to your Advertiser Materials made by a Yahoo! Entity, you agree that: (a) such suggestion or modification is authorised by you and complies with the Agreement; and (b) none of the Yahoo! Entities shall have any liability for your Advertiser Materials, or any changes to them.
All Advertiser Materials are subject to our approval. We reserve the right at any time in our absolute discretion to: (a) reject, amend, remove or cancel any Advertiser Materials, Insertion Order, URL link, space reservation or position commitment; and/ or (b) remove any Advertiser Materials from any of the Yahoo! Company Sites and/or any part of the Distribution Network. We do not undertake to review the contents of any Advertiser Materials and any review and/or approval by us will not be deemed to constitute an acceptance by us that they comply with the Agreement or any waiver of any of our rights under it.
We do not guarantee that your Advertiser Materials will be distributed in any part of the Distribution Network, nor do we guarantee that your Advertiser Materials will appear in a particular position or rank. The final decision as to inclusion and placement of Advertiser Materials is at our discretion.
You grant to Yahoo! the express right to reproduce throughout the world screen shots of all or part of any Yahoo! property containing all or part of any of the Advertiser Materials on or in any promotional or advertising material or campaign promoting or advertising Yahoo! (but not any promotional or advertising campaign paid for by Yahoo!).
Notwithstanding the provisions of any Insertion Order, you acknowledge and agree that we have not made any guarantees with respect to usage statistics, including levels of impressions, click-throughs or positioning of any Advertiser Materials. We are not liable for any usage statistics however supplied. You acknowledge that usage statistics we provide are the official, definitive measurements of our performance on any delivery obligations provided in the Insertion Order. The processes and technology used to generate such statistics have been independently audited.
All software, hardware, equipment, systems and underlying technology, and all other data, information and content residing or subsisting in or created, collected or processed using the Yahoo! Company Sites, Programmes and any sites of any Yahoo! Companies or Distribution Network (including all Intellectual Property Rights residing or subsisting therein) is or are owned by Yahoo! or its licensors and if and to the extent that any such rights become vested in you, you will effectively assign to Yahoo! absolutely and unconditionally all such rights.
The Programmes are proprietary to us and are protected by the applicable intellectual property Laws (as defined in Section 9 (Representations and Warranties)) and we retain all rights, title, and interests in and to the Programmes and, except for the limited right of use expressly granted herein, nothing shall be construed as Yahoo! granting to you any right, title or interest in or to the Yahoo! Company Sites or Programmes (or any part of them).

8. CONFIDENTIALITY AND PRIVACY
“Confidential Information” means any information of whatever nature, disclosed to you by us in any manner, whether directly or indirectly, in connection with this Agreement, other than information that you can establish: (i) was in the public domain prior to disclosure by us (other than through breach of this Section); or (ii) was in your possession, without confidentiality restrictions, prior to disclosure by us. You shall not at any time: (a) disclose or otherwise make available to any person or entity any Confidential Information (other than to your employees and Authorised Users who are bound in writing by use and confidentiality restrictions which are no less protective than the provisions of this Agreement and who have a need to know such Confidential Information in connection with the Agreement); or (b) access, use, or copy any Confidential Information, except as strictly necessary in connection with the purpose for which such Confidential Information is disclosed to you and in accordance with the Agreement.
You may disclose Confidential Information if required by law, provided that: (a) you notify us promptly prior to such disclosure; (b) at our request, you assist us in obtaining an order protecting the Confidential Information from public disclosure; and (c) any disclosure is limited to the minimum extent necessary to comply with the legal requirement. All Confidential Information shall remain our property, and shall be delivered to us, uninstalled or destroyed immediately upon our request or upon termination of the Agreement.
By using the Yahoo! Company Sites and any Programmes, you or any person you allow to access and use your account, may provide Yahoo! with personal data. By entering into the Agreement and providing such data, you agree (and shall ensure that each other relevant person agrees) to our use of such data: (i) in accordance with our privacy policy at http://searchmarketing.yahoo.com/en_GB/legal/privacy_y.php (the “Privacy Policy”); and (ii) for the purposes of providing you with the Yahoo! Company Sites and Programmes and to administer your account (including contacting you about the Yahoo! Company Sites, the Programmes, your account, the Agreement, any Programme Terms and any products or services of us or our Affiliates from time to time), and for the same purposes you agree to our disclosing such data to other Yahoo! Entities (and the transfer of that data to countries which may not afford the same level of protection of such data as the countries in which you initially access the Yahoo! Company Sites or Programmes).
You must not, and must ensure that any person acting on your behalf does not, issue any press release or other public statement (or any statement which is likely to be made public) relating to the Agreement or any part of it without our prior written consent.
9. REPRESENTATIONS AND WARRANTIES
You represent, warrant, and undertake that at all times throughout the Term: (i) you have the rights, authority and any required consents to enter into the Agreement and to exercise your rights and perform your obligations in accordance with this Agreement; (ii) you are acting in a business capacity on behalf of your business and not as an individual or as a consumer; (iii) your use of each Programme is solely for lawful business purposes; (iv) all Advertiser Materials and your use of the Yahoo! Company Sites and Programmes (and the use of those that use your account) will be free of viruses and/or other computer Programming routines or any other items that may damage, interfere with or adversely affect or hinder access to any Yahoo! Company Site, Programme, data, computer or network, or impose an unreasonable or disproportionately large load on our systems or infrastructure (as we determine in our sole discretion), or change a user’s settings or create a series of multiple, sequential, stand-alone advertisements (including by pop-up window or pop-under window); (v) you will not engage in, nor cause others to engage in, spamming, phishing or improper, malicious, or (as we determine in our discretion) fraudulent clicking, impressions, or marketing activities relating to any Yahoo! Site or Programme; (vi) you will comply with the applicable Programme Terms and all provisions of the Agreement; (vii) you will at all times ensure that any personal data you collect is collected, stored, processed and dealt with in accordance with all applicable data protection and privacy Laws, including without limitation, you will not combine, co-mingle, compare or match any information that you legally collect via your Advertiser Materials on any part of the Distribution Network with any personal information, clickstream or cookie information that you have; and (viii) the Advertiser Materials, the site(s) to which the Advertiser Materials and any other material and technology in connection therewith link, and any act by you relating to the Programmes and the Yahoo! Entities shall:
i. comply at all times with all applicable laws, statutes, statutory instruments, contracts, or regulations, advertising and marketing codes of practice (whether self-regulatory or otherwise) and our policies or guidelines (which we may amend from time to time in our absolute discretion) (collectively, “Laws”) in any of the jurisdictions where any Information is distributed and/or displayed;
ii. if your Advertiser Materials or relevant site(s) are an investment advertisement within the meaning of any applicable financial services or securities markets Laws, your Advertiser Materials and sites at all times comply with those Laws and the relevant advertiser is at all times authorised to carry out such activities, and, unless you are an “authorised person” within the meaning of the Financial Services and Markets Act 2000 (“the Act”): (1) do not constitute an invitation or inducement to engage in investment activity within the meaning of the Act; or (2) have been approved by an “authorised person” within the meaning of the Act or are otherwise permitted under the Act and you have expressly notified us in writing of this;
iii. not at any time infringe any Intellectual Property Right of any third party; iv. not at any time breach any duty toward, or rights of, any person or entity, including rights of publicity and/or privacy, or any consumer protection Laws, and have not otherwise resulted in or are not likely to result in any claims relating to consumer fraud, product liability, tort, deceptive trade practices, breach of contract, or any other form of illegal practice, injury, damage or harm of any kind to any person or entity;
v. where you are advertising gambling, the gambling which you are advertising by virtue of the Insertion Order attached is based in and operated out of either Great Britain, an EEA State, Gibraltar or a country or place which has been deemed by the Secretary of State to be treated as if it were an EEA State pursuant to clause 331(4) of the Gambling Act 2005, and all necessary licences and permits to conduct the gambling operation in that country are validly in place; vi. not at any time contain any false, deceptive, misleading, unethical, defamatory, libelous, or threatening material or any obscene or blasphemous material; and
vii. not (as determined by us) reflect poorly on or tarnish the reputation or goodwill of a Yahoo! Entity.
You warrant, represent and undertake that you will not, and will not permit anyone to: (i) modify, adapt, reformat, recompile, transmit, publish, license, reverse engineer, disassemble, reconstruct, decompile, copy, or create derivative works of, transfer or sell any Yahoo! Company Sites or Programmes, any aspect or portion thereof, or Confidential Information, including source code or algorithms (except as expressly authorised by Yahoo! in writing or to the extent permitted by applicable Law); or (ii) alter, remove, cover or otherwise deface any identification, trademark, copyright, or other notice from any aspect of the Programmes.
10. INDEMNITY
You shall fully indemnify, defend, and hold harmless the Yahoo! Entities from all claims, liabilities, losses, damages, penalties, fines, costs and expenses, whether actual or alleged (collectively, “Claims”) including reasonable legal fees and any taxes in relation to those Claims, that arise out of or in connection with any act or omission by you or your Authorised Users in connection with the Agreement, including any infringement or alleged infringement of any third party Intellectual Property Rights or of the Agreement. You agree to be solely responsible for defending any Claim against a Yahoo! Entity, unless the relevant Yahoo! Entity elects to participate in or take control of any Claim with advisors of its own choosing. You will not agree to any settlement that imposes any obligation or liability on a Yahoo! Entity without our prior written consent.
11. WARRANTY DISCLAIMER
All Programmes, Advertiser Materials provided by us, Distribution Network, indexes, Yahoo! Company systems, Yahoo! Company Sites and documentation are provided on an “as is” basis, without warranty of any kind, whether express or implied by statute, common law or otherwise, all of which are hereby excluded to the extent permitted by applicable law, and that your use thereof is at your own risk.
12. LIMITATION OF LIABILITY
The maximum aggregate liability of all Yahoo! Entities to you in contract, tort or otherwise howsoever arising for any liability which is not otherwise limited or excluded under the Agreement in respect of any one or more incidents or occurrences arising during any successive six month period (the first such period commencing on the date of this Agreement) shall be limited to a sum equivalent to the amounts actually paid by you to us pursuant to the Agreement in the relevant six month period. In no event shall any Yahoo! Entity be liable to you in contract, tort or otherwise (including any liability for any negligent act or omission or breach of statutory duty) for any loss of revenue, profits, business, contracts, anticipated savings, wasted expenditure, damage to reputation or goodwill, loss of or loss of use of data, or any indirect or consequential loss or damage whatsoever, howsoever arising out of or in connection with the Agreement or any breach thereof even if it was advised in advance of the possibility of such loss or damage. We are not responsible for any acts or omissions of any third party in connection with the Agreement, including with respect to clicks and/or impressions by any third party on your Advertiser Materials. Notwithstanding anything to the contrary, nothing in this clause or the Agreement shall be construed to exclude or limit any liability of any Yahoo! Entity which cannot be excluded or limited under applicable law (such as for death or personal injury caused by our negligence or for fraud or fraudulent misrepresentation).

13. TERMINATION
You may not terminate the Agreement or your participation in any Programme and in the Yahoo! Company Sites (unless otherwise provided in the relevant Programme Terms). Notwithstanding anything contained in the Agreement to the contrary, we may at any time for any reason terminate the Agreement or terminate, suspend or limit your participation in any Programme or part thereof, discontinue offering the Yahoo! Site, Yahoo! Companies or third party distributors and/or Programmes. None of the Yahoo! Entities shall have any liability for any such termination. Upon termination, suspension, or discontinuation of any Programme or your participation therein, all and any outstanding payment obligations incurred under the Agreement will become immediately due and payable.
These Master Terms and Conditions shall terminate automatically if you have terminated all Programme Terms and Insertion Orders. Any suspension or termination (howsoever caused) shall not affect any accrued rights or obligations of either party or the Yahoo! Entities nor shall it affect the continuation in force of any provision of these Master Terms and Conditions and Programme Terms which by implication are intended to survive any termination or suspension of the Agreement, and any provisions under Sections 1 (Introduction and Definitions), 7 (Use of Information), 8 (Confidentiality and Privacy), 12 (Limitation of Liability), 13 (Termination), 15 (Choice of Law) and 16 (Other) of these Master Terms and Conditions.
Following termination of this Agreement you agree to immediately cease: (i) using the Yahoo! Company Sites and any Programme or Third Party Products; (ii) any other distribution of your Advertiser Materials by any Yahoo! Entity which has been suspended or terminated; and (iii) using all Information, data, programme code or software, user names and passwords, Intellectual Property Rights and Confidential Information (and destroy all copies thereof and, if requested by us, promptly certify such destruction in writing to us).
14. NOTICES
We may give notices to you by posting them on any Yahoo! Company Site or by written notice (at our discretion), including by email, to the address provided by you to us. It is your responsibility to ensure that your contact and account information is current and correct, and you must promptly notify us in writing of any changes to such information. All notices to us shall be sent, as applicable: (a) to Yahoo! either by email to uk-clientservices-ysm@cc.yahoo-inc.com or, where applicable, by email to our designated account manager as notified by us to you; or (b) for Display Advertising Programmes, to optimise@uk.yahoo-inc.com. Notices will be deemed received when an email is received in full in the place of receipt, save where it is received on a weekend or public holiday, in which case it will be deemed received on the next business day.
15. CHOICE OF LAW
The Agreement shall be governed by and construed in accordance with English law, and you agree to submit any disputes arising in connection with this Agreement to the exclusive jurisdiction of the English Courts.

16. OTHER
You acknowledge and agree that, subject to Section 7 (Use of Information) relating to the submission of and any changes to your Advertiser Materials: (i) the Yahoo! Entities have complete editorial freedom in terms of the content, look and feel and technical aspects of the Yahoo! Company Sites and the Programmes, and the distribution of your Information to end users; and (ii) the organisation, specifications, availability and/or appearance of any Yahoo! Company Sites, Third Party Products, or any other systems or property provided by any Yahoo! Entity may be modified at any time at the Yahoo! Entities’ absolute discretion.
The Agreement and any other document or information expressly referred to therein constitute the entire agreement between you and us regarding the subject matter to which it relates and supersede and extinguish all previous agreements, understandings, proposals, representations, claims, and communications regarding that subject matter. Nothing in this Section shall exclude or restrict the liability of either party for fraud or fraudulent misrepresentation.
In the event of a conflict between the Master Terms and Conditions, the Programme Terms, and/or an Insertion Order, the conflict shall be resolved to the extent necessary to do so according to the following order of precedence: (1) Insertion Order provided that: (i) it has been properly executed on behalf of both you and us by duly authorised representatives; and (ii) any variation of the Programme Terms or Master Terms and Conditions by such Insertion Order shall only apply to the campaign to which that Insertion Order relates; (2) Programme Terms and (3) Master Terms and Conditions.
The failure or delay of Yahoo! to enforce any provision of the Agreement or other rights or remedies under law shall not constitute a waiver or limitation of Yahoo!’s rights to enforce any provision of this Agreement or to exercise any other such rights or remedies.
The provisions of this Agreement are severable, and if any provision of the Agreement is held invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remainder of the Agreement.
We shall have no liability under the Agreement (to the extent permitted by applicable law) by reason of any failure or delay in the performance of our obligations on account of strikes, shortages, riots, acts of terrorism, insurrection, fires, flood, storm, explosions, earthquakes, Internet and/or electrical outages, computer viruses, acts of God, war, governmental action, or any cause that is beyond our reasonable control.
You and we are independent contractors and nothing in the Agreement shall be construed to create evidence or imply any agency, employment, partnership, or joint venture between you and us.
Except as otherwise set forth in the Agreement, neither you nor we shall have any right, power, or authority to create any obligation or responsibility on behalf of the other and the Agreement is not intended to benefit, nor shall it be deemed to give rise to any rights to any third party, except that any Yahoo! Company from time to time may directly enforce any right or remedy of Yahoo! under these Master Terms and Conditions and any Programme Terms (as if such Affiliate was Yahoo!).

You may not assign, sublicense, or transfer the Agreement or any part of it. Any assignment, transfer, or attempted assignment or transfer by you shall be of no force or effect. We and our subsequent assignees may assign, delegate, sublicense, or otherwise transfer from time to time this Agreement or any part of it to any person or entity at any time without your consent. Any rights not expressly granted in the Agreement are reserved by us, and all implied licences are disclaimed.
We may change the Agreement and/or the Privacy Policy at any time by making them available on the Yahoo! Company Sites and/or by providing notice in accordance with Section 14 (Notices). Any use by you or Authorised Users of any Programme after such notice shall be deemed to be continued acceptance by you of the then current Agreement and Privacy Policy. If you do not agree to such amended Master Terms and Conditions, Programme Terms and/or the Privacy Policy you must immediately: (i) notify Yahoo! in writing; and (ii) stop using the Yahoo! Sites and any Programmes.
You understand and agree that services and obligations to be performed by us may be performed by other Yahoo! Companies and/or third-party service providers.
17. REPRESENTATIVE
If you are an advertising agency or other entity representing advertisers or you allow Affiliates or Authorised Users or other advertisers (each a “Third Party”) access to or use of the Programmes or to enter into Insertion Orders, this Section applies to you (“Representative”).
Representative agrees to ensure that all provisions of this Agreement are complied with by both Representative and any Third Party which it represents. Representative shall be directly liable to us for any act or omission in this regard. Other than Authorised Users, Representative shall ensure that only Representative deals with us and no Third Party may do so.
Representative represents, warrants and undertakes that at all times: (i) it is the authorised representative of an advertiser and is authorised to enter into and perform the Agreement the advertiser’s behalf; (ii) it will not, without our prior written consent: (a) make any representation or warranty concerning any Yahoo! Company Site or Programme or Yahoo! Entity, including that it is an affiliate, distributor or partner of a Yahoo! Entity; (b) act on behalf of, or otherwise make any promises or commitments to any advertiser or potential advertiser on behalf of any Yahoo! Entity; or (c) engage in any telesales or telemarketing in connection with any Yahoo! Company Site or Programme, and (iii) it will perform its duties pursuant to the Agreement in a professional manner consistent with our requirements.
Upon our request, Representative will immediately deliver to us each agreement that authorises Representative to act on the advertiser’s behalf in connection with the Agreement. If a Representative’s relationship with an advertiser terminates, any of the Representative’s advertisers may continue to use any of their Advertiser Materials, and Representative shall no longer have API Access for such advertiser’s accounts. Representative shall not at any time, whether during or after the Term, use data or information received in connection with the Agreement to conduct any marketing efforts in particular to do that targeted at our advertisers. During the Term and for twelve (12) months after termination thereof, Representative shall not, directly or indirectly, contact, refer, or solicit any of our employees, consultants, or agents.
Payment Liability. Without limiting any other provision of the Agreement, Representative and each advertiser shall be jointly and severally liable for all payment obligations pursuant to Section 2 (Payment) of these Master Terms and Conditions, and Representative. Representative acknowledges that we may directly contact any advertiser represented by Representative, including if we have not received payment for such advertiser’s account by the due date for payment of the applicable invoice.
18. DEFINITIONS
In the Agreement, (i) “we,” “us,”, “our” and “Yahoo!”, means Yahoo! UK Limited, a company incorporated in England and Wales (company number 3244285 VAT number GB892211528) with its registered office at 5th Floor, 125 Shaftesbury Avenue, London WC2H 8AD. Yahoo! UK Limited is a wholly-owned subsidiary of Yahoo! Inc.; (ii) “Yahoo! Company” means Yahoo! or any Affiliate of Yahoo!; (iii) “Yahoo! Entities” means the Yahoo! Companies and their officers, directors, employees, and any other third-party service providers, and the Distribution Network; (iv) “Yahoo! Company Sites” means all the sites that are owned, operated or hosted by or for the Yahoo! Companies; (v) “Distribution Network” means the network of Yahoo! Company Sites, other Yahoo! Company properties, and Third-Party Products through which we distribute Advertiser Materials; (vi) “Third-Party Products” means third-party sites, properties, content, applications (including mobile and/or wireless), and/or e-mails that make Advertiser Materials available; (vii) “you” and “your” means the entity entering into this Agreement with Yahoo!; (viii) “Affiliate” means, with respect to an entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with such entity; (ix) “Authorised Users” means any person or entity acting or apparently acting on your behalf in connection with this Agreement; (x) “Advertiser Materials” means your advertisements displayed by us on your behalf on the Distribution Network pursuant to this Agreement, to which the relevant Programme Terms apply, all suggestions you use or information, data or any other material that is provided or used by you or on your behalf in connection with the Agreement and/or on your site and any other advertising material which you provide to us in connection with this Agreement (including all contents, trademarks and brand features contained in any advertiser materials); (xi) “Intellectual Property Rights” means any copyright, design right, database right, patent, trademark, or other intellectual property or proprietary right (whether registered or unregistered), or any rights and forms of protection of a similar nature or having equivalent effect anywhere in the world.
19. YAHOO! UK LIMITED
You acknowledge that Yahoo! UK Limited enters and fulfils the Agreement as principal, and in the event of any claim or suit brought by you in respect of the Agreement you shall only have recourse to Yahoo! UK Limited and to no other Yahoo! Company.
SPONSORED SEARCH PROGRAMME TERMS

1. USE
These Sponsored Search Programme Terms (the “Programme Terms”) apply to paid placement listings for advertising. We provide you with access to the Sponsored Search Programme subject to your compliance with the Agreement. In the event of any inconsistencies between these Programme Terms, the provisions of any relevant Insertion Order and our Master Terms and Conditions, the relevant provisions of Section 16 of the Master Terms and Conditions shall apply.
Terms defined in the Master Terms and Conditions shall have the same meanings in these Programme Terms. In addition, “Selected Advertiser Materials Groups” means the keywords you select, as well as certain misspellings, singular/plural combinations, and other related keywords that we may map to your Advertiser Materials based on the keywords, your Advertiser Materials themselves, and/or the websites to which the Advertiser Materials link. For example, and without limiting the foregoing, if you select the keyword “book,” your Advertiser Materials may also appear in response to the keywords “books” or “buy books.” At the discretion of any Yahoo! Entity, Advertiser Materials may include a title, description, text, and/or graphics.
2. SUBMISSION OF ADVERTISER MATERIALS, BUDGETING AND ADVERTISER MATERIALS DISPLAY PROCESS
SUBMISSION OF ADVERTISER MATERIALS. Unless you choose otherwise at the time you submit Advertiser Materials, Advertiser Materials may be included by us in each of our products and services from time to time. If you wish to include Advertiser Materials in particular products or services, cancel Advertiser Materials or make changes to your bids or budgeting, you must do so using your Account Management Method, or other means notified by us to you on request. You may terminate your participation in this Programme and cancel your Advertiser Materials in any part of the Distribution Network at any time by providing notice to us in accordance with Section 14 (Notices) of the Master Terms and Conditions.
You can submit Advertiser Materials, or make changes to existing Advertiser Materials via those Yahoo! Company Site(s) which allow you to do so , currently located at https://login.marketingsolutions.yahoo.com/adui/signin/loadSignin.do?m=1&l=en_GB, and any associated pages.
You may request that we assist you with the submission of Advertiser Materials, upon payment of an up-front fee to us for such assistance, as specified by your Campaign Management Method, in accordance with the payment provisions under the Agreement.
BUDGETING. In order to access and use the Sponsored Search Programme for Advertiser Materials you will be required to pay an up-front initial deposit to us, as specified by your Campaign Management Method, in accordance with the payment provisions set out under the Master Terms and Conditions.
You may, using your Campaign Management Method:
a. be required by us from time to time to specify an amount (in whole pounds sterling) to be put on account for your use of the Sponsored Search Programme prior to your using the Sponsored Search Programme, which will be paid up-front to us; and
b. specify that you do not wish us to top-up your account, in which case your Advertiser Materials will be suspended from the Distribution Network when we determine that your account has insufficient funds, until such time that you do top-up your account; or

c. agree that your account will immediately be topped-up by a specific amount (as specified by you, in whole pounds sterling) if your account contains only three days’ (or less) worth of funds based on your average account spend.
Amounts to be put on account or to top-up your account are as specified by you by means of your Campaign Management Method, and are subject to any minimum amount that we may require. Unless you specify a different top-up amount, or specify that you do not wish to top-up your account, then the top-up amount will be the same as the initial amount you placed on account. Your account may be subject to minimum monthly spend amounts as notified to you by us on the Yahoo! Company Sites from time to time. If you elect to set a budget to apply in relation to relevant words or phrases then a target monthly budget will be calculated by us in our absolute discretion based on the amount you have specified. If at any time we determine that any such target monthly budget may be exceeded, we may suspend the relevant Advertiser Materials from the Distribution Network for such time as it deems necessary or desirable for the target monthly budget not to be exceeded.
If you choose to set a budget or change that budget then the start date of the target monthly budget period will be reset as soon as commercially practicable thereafter.
You may require (in writing) Yahoo! to return to you: (i) any monies on your account less any fees then payable by you; and (ii) any amount by which your target monthly budget (if any) has been exceeded by more than 10% except to the extent that we suspend or terminate your use of the Yahoo! Company Sites, any Programme or the Agreement or any part of it for any act or omission by or on behalf of you. This is your sole and exclusive remedy if your target monthly budget is exceeded. We may close accounts which have been inactive for more than 24 months. If following such termination, a credit balance remains on your account, we will use our reasonable endeavours to refund such balance, less any non-refundable amounts and a reasonable account closing fee. If we are unable to do so using the contact information we hold, we shall dispose of any balance pursuant to the Agreement and our policies and procedures.
The Yahoo! Company Sites or Distribution Network may not be available or your access to it or your Advertiser Materials suspended if we have not received the above fees and amounts.
During the period of any such suspension, relevant Advertiser Materials are de-listed and the bidding process starts again as if the relevant bid for the de-listed Advertiser Materials has not been placed.
You agree that the charges that you shall pay for the Sponsored Search Programme will include, in addition to any applicable service fees, charges for all clicks on your Advertiser Materials, subject only to any maximum bid price and budgeting arrangements as set out above. The charges are in addition to the fees for any other Programmes. Your Advertiser Materials are subject to the then-current minimum bid requirements for particular words or phrases as specified on the Yahoo! Company Sites from time to time. Unless otherwise agreed in writing by us, the charges will be deducted from the amount you initially placed on account or the amounts by which your account is topped-up as envisaged under these Programme Terms.

You can submit a maximum bid amount that you will pay to us for each click on the relevant Advertiser Materials displayed in relation to the word or phrase for the relevant Advertiser Materials.
If the bids of other advertisers for the same words or phrases relating to their Advertiser Materials increase then you agree that we may, at our sole option and taking into account additional factors such as the relevancy of your Advertiser Materials, automatically increase your bid to a value of £0.01 higher than the then highest bid, without exceeding any maximum bid you have specified in accordance with these Programme Terms.
ADVERTISER MATERIALS DISPLAY PROCESS. We will compare your bid amount for the relevant word or phrase relating to the Advertiser Materials against all other advertisers bidding on that word or phrase for their own Advertiser Materials. We will determine in our absolute discretion the position in which your Advertiser Materials will appear on the basis of certain criteria which may include, but are not limited to, the relevancy of your Advertiser Materials and your bid amount.
You acknowledge and agree that (i) all advertisers may bid on any key word or phrase (including trade marks) in accordance with our policies; and (ii) your Advertiser Materials may not be displayed if, for a given word or phrase, there are less available display positions than advertisers bidding. Advertiser Materials may appear shortened (truncated) on some implementations throughout the Distribution Network.
3. ANALYTICS. As part of the Sponsored Search Programme, at your option, we may provide you with proprietary software code and related tools (collectively, “Yahoo! Code”) for insertion on each of your websites to enable the analytical tools available for your account (“Analytics”). If you install the Yahoo! Code, code may be delivered into the Internet browser of visitors to your site(s) during their interaction with your site(s). Subject to the terms of the Agreement, we grant you a non-exclusive, revocable, non-transferable, non-sublicensable, limited-use license for internal use with your Programme account during the term of these Programme Terms to use, execute, and display the YahooCode on your website solely for the purposes set forth in this Section 3. You agree that during the Analytics set-up process, we may append certain parameters to the URL associated with your Advertiser Materials to enable Analytics. You agree that you will not edit or delete such parameters, which would prevent the proper functioning of the Analytics and would render impaired or inaccurate results.
4. YAHOO! CODE. At all times while the Analytics or Yahoo! Code is on your website(s), you agree to: (i) obtain all rights and permissions necessary for the Yahoo! Companies to use the Analytics data as contemplated under the Agreement and our Privacy Policy located at: http://info.yahoo.com/privacy/uk/yahoo/, including using cookies, web beacons and/or other monitoring technologies to compile anonymous statistics about visitors to your website and to monitor certain pages of your website for the purposes of reporting web traffic, statistics, advertisement ‘click-throughs’ and/or other activities, and also including information on how visitors to your website may disable such monitoring technologies; and (ii) maintain and adhere to a privacy policy on your website which shall, as a minimum: (a) be available as a clear and conspicuous link from the main page of your website and any other website page where visitors may provide personally identifiable information; and (b) comply with all applicable data protection Laws, including informing end users of such Analytics and ensuring a justification is met for processing any personal information in connection with the Analytics and obtaining all rights, consents and permissions necessary or desirable for us to use data as envisaged under that privacy policy, the Master Terms and Conditions and these Programme Terms.
5. EFFECTS OF TERMINATION. Sections 2 (Submission of Ads, Budgeting and Advertiser Materials Display Process), 3 (Analytics) (last sentence only) (Analytics), and this Section 5 herein shall survive any termination of these Programme Terms.
6. ADDITIONAL TERMS. You must ensure that Advertiser Materials (including as displayed) are acceptable to you or your advertiser (if applicable) (including that the URL or hyperlink submitted by you works and has not been broken at any time) and comply with the other provisions of the Master Terms and Conditions (even where we have assisted you with the submission of those Advertiser Materials).
7. OPTIMISATION. For non-invoiced advertisers only, Yahoo! may help you optimise your account(s) by creating new ads in your account(s) and/or adding and removing keywords to your account(s).
Yahoo! identifies those accounts which it considers would benefit from optimisation and are appropriate for optimisation, and therefore you may find that some but not others of your accounts are optimised in this way. We will notify you via email of such changes made to your account(s), and will include a spreadsheet of such changes upon your written request. If you would like any of such changes reversed, please reply to such email within 14 days of receipt and we will reverse the change(s) you specifically identify as soon as practically possible. Yahoo!’s optimisaton permissions shall not extend to varying (i) budgets you have set, or (ii) maximum bid prices you have set.
Notwithstanding the foregoing, you remain responsible for all changes made to your account(s), including all click charges incurred prior to any reversions being made. It is your responsibility to monitor your account(s) regularly and to ensure that your account settings are consistent with your business objectives.
DISPLAY ADVERTISING PROGRAMME TERMS
1. USE
These Display Advertising Programme Terms (the “Display Advertising Programme Terms”) apply to the display and distribution of your Advertiser Materials throughout our Distribution Network subject to your compliance with the Agreement.
In the event of any inconsistencies between these Display Advertising Programme Terms, any Insertion Order and the Master Terms and Conditions, the relevant provisions of Section 16 of the Master Terms and Conditions shall apply.
Terms defined in the Master Terms and Conditions shall have the same meanings in these Display Advertising Programme Terms. In addition, “Click-Through” means the initiation of a user presence at any site that originates from any of the Advertiser Materials posted by us pursuant to your Insertion Order as recorded by our advertiser reporting system and ‘Ad Specifications’ means the technical and creative guidelines posted at http://uk.solutions.yahoo.com/index.html and at http://uk.adinfo.yahoo.com/euroadspecs/adspecs/index.html.
2. DISPLAY OF ADVERTISER MATERIALS
Except as otherwise expressly agreed between the parties, positioning of Advertiser Materials within the Distribution Network is at our absolute discretion and we may display Advertiser Materials for any product or business which competes with your product or business in any part of the Distribution Network.
3. USAGE STATISTICS
Your Advertiser Material usage statistics are available at http://advertiser.yahoo.com/. Username and password access will be provided to you 48 hours after campaign launch. You should also refer to the provisions of Section 7 of the Master Terms and Conditions in respect of such usage statistics and the levels of impressions and/or Click-Throughs.
4. PROVISION OF ADVERTISING MATERIALS.
4.1 You must provide all Advertiser Materials (including GIF or JPEG files) in accordance with the Agreement and within the following delivery deadlines (to be sent to uk-adops@europe.yahoo-inc.com):
(i) at least 3 working days in advance of start date for new campaigns;
(ii) at least 2 working days in advance of change date for creative changes; and
(iii) at least 5 working days in advance of start/change for rich media requirements.
All creative must comply with our Ad Specifications.
We will not be required to publish any Advertiser Materials that have not been provided accordingly, and we reserve the right to charge you, at the rate specified in the Insertion Order, for inventory which does not comply, pending our receipt of compliant Advertiser Materials. We may charge you £1,000 for each late delivery of compliant Advertiser Material for any Front Page campaign and £250 for any other campaign within the Distribution Network.
4.2 We reserve the right to run or not run any creative (or part thereof) in our absolute discretion.
5. ADDITIONAL PAYMENT TERMS
5.1 You shall pay for all impressions, clicks and/or Click-Throughs in respect of your Advertiser Materials that we deliver in accordance with the Agreement.

5.2 Where you agree to spend an aggregate amount of money over a period of time, you must spend at least 20%, and at most 33%, of such amount in each quarter of that period, subject to availability of the requested positions.
6. DIRECT RESPONSE BOOKINGS
Where your Insertion Order relates to Direct Response product:
6.1 sections 5.2 and 9.1 of these Display Advertising Programme Terms shall not apply; and
6.2 the following provisions shall apply:
(i) we will use our reasonable endeavours to meet the times, dates and/or positions agreed with you in writing. However: (a) we do not guarantee the times, dates, positions and/or delivery of the Advertiser Materials and they are subject to change by us; and (b) we do not warrant that the Advertiser Materials will not be displayed after the end date specified;
(ii) charges shall be based on actual delivery of impressions, as measured by Yahoo!;
(iii) for dynamically priced campaigns, the effective CPM will be determined based on your target goals (e.g. CPC, CPA or CPL). You give Yahoo! the right to adjust the location of and price for the Advertising Materials (if any) as long as the overall effective CPM for the campaign does not exceed the Maximum CPM set out in the Insertion Order. Where you use a third party ad server pre-approved by us, which cannot account for dynamic pricing, we will report total cost to you in order for you to accurately determine your effective CPM.
7.COST PER CLICK
The following additional terms apply to all cost per click deals:
7.1 you must provide us with fresh creative frequently (and in any event not less than every 2 weeks) during the term of the Insertion Order so as to increase the likelihood of a higher number of Click-Throughs; and
7.2 all Advertiser Materials must invite the user to click on the advertisement. We reserve the right to reject any Advertiser Materials which do not in our opinion invite the user to click.
8. SPECIAL ADVERTISER MATERIAL POSITIONS
8.1 Where a line ID in the Insertion Order refers to a ‘Microsite’, we will provide and host a microsite, incorporating the Advertiser Materials, within the Yahoo! Company Site to which that line ID relates.
8.2 Where a line ID in the Insertion Order refers to ‘Development Fees’, the sum indicated shall be payable to us for creative development fees for building Advertiser Materials or creating other content for you.
8.3 Where a line ID in the Insertion Order refers to ‘Sponsorship Type A’, we will provide branded masthead with LREC (on pages where this position exists) within the Yahoo! Company Site/pages to which that line relates.
8.4 Where a line ID in the Insertion Order refers to ‘Sponsorship Type B’, we will provide a product homepage takeover (ie. all advertising positions which exist on that product homepage), within the Yahoo! Company Site homepage to which that line relates.
8.5 Where a line ID in the Insertion Order refers to ‘Sponsorship Type C’, the words “sponsored by” shall appear in relation to the Yahoo! Company Site/pages to which that line relates.
8.6 Where a line ID in the Insertion Order refers to ‘Sponsorship Type D’, the background of the Yahoo! Company Site/pages to which that line relates shall be altered to a colour agreed between you and us.
8.7 Where a line ID in the Insertion Order refers to ‘IMV’, we will provide an IMV incorporating the Advertiser Materials.
9. LIMITATION OF LIABILITY
9.1 If we fail on any guaranteed inventory order to publish any Advertiser Material or deliver the number of impressions or Click-Throughs provided in the Insertion Order, our liability will be limited (at our option) to either: (a) as soon as reasonably practicable, publishing the Advertiser Material (or any replacement Advertiser Material provided by you and accepted by us) in positions agreed in writing between the parties for such time as is necessary to generate a number of substitute impressions or Click-Throughs to make up the shortfall; or (b) refunding to you the relevant proportion of the amounts paid in advance by you in respect of the relevant Advertiser Materials which were not published / delivered, provided that such Advertiser Materials were provided by you in accordance with the Agreement. If the amounts were not paid in advance by you, you agree that such amounts will not be due or payable by Yahoo!.
9.2 Where you use a third party server to serve Advertiser Materials to us: (a) we will have no liability and you will hold only the third party server (and not us) liable for the failure to publish any Advertiser Material or deliver the number of impressions or Click-Throughs provided in the Insertion Order or any other loss of any kind suffered by you where those failures or losses are due to or arise out of or in connection with any act or omission of the third party server; (b) the statistics provided by us are the official and definitive measurements; and (c) we may terminate at any time in our absolute discretion the right of the third party server to serve your Advertiser Materials to the Distribution Network. In the event of such termination, we may serve the Advertiser Materials instead.
10. RENEWAL; TERMINATION; EFFECTS OF TERMINATION
10.1 Except as expressly set out in the Insertion Order, any renewal of the Insertion Order and acceptance of any additional Advertiser Materials will be at our sole discretion. The rates applicable to such renewal period (if any) are subject to change by us from time to time in our absolute discretion.
10.2 You may not cancel an Insertion Order under these Display Advertising Programme Terms unless otherwise agreed with us in writing.
10.3 If you terminate the Display Advertising Programme Terms, all terms and conditions of these Display Advertising Programme Terms shall survive until such time as all Insertion Orders under this Programme have ended. This Section 10 (Renewal; Termination; Effects of Termination), Section 3 (Usage Statistics) and Section 9 (Limitation of Liability) of these Display Advertising Programme Terms shall survive termination of these Display Advertising Programme Terms.
These Display Advertising Programme Terms are subject to the Master Terms and Conditions.
Last updated: 1 April 2009